Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-67956 and No. 333-115495 on Form S-8 of EvergreenBancorp, Inc. of our report dated March 12, 2008 appearing in this Annual Report on Form 10-K of EvergreenBancorp, Inc. for the year ended December 31, 2007.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Oak Brook, Illinois

March 14, 2008